<EXHIBIT>                                                           EXHIBIT 10.2
                        UNLIMITED GUARANTY

    THIS UNLIMITED GUARANTY, dated as of December 26, 1997 by WELLS ELECTRONICS, INC., an Indiana corporation having its principal place of business at 52940 Olive Road, South Bend, Indiana (the "Guarantor"), in favor of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States having an office at One Federal Street, Boston, Massachusetts 02110 ("Agent"), as Agent for itself and each of the other Lenders who now are or hereafter become parties to the hereinafter defined Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement (as such term is defined below).

                             RECITALS

    WHEREAS, Agent, the other Lenders, and PCD INC., a Massachusetts corporation, having a principal place of business at 2 Technology Drive, Peabody, Massachusetts 01960-7977 ( the "Principal Debtor") have this day entered into that certain Loan Agreement (as the same may be amended from time to time, the "Loan Agreement") pursuant to the terms of which the Lenders have agreed to make Loans to Principal Debtor up to a maximum aggregate principal amount of $90,000,000.00; and

    WHEREAS, Principal Debtor owns 100% of the issued and outstanding capital stock of the Guarantor and the Guarantor deems it to the Guarantor's financial advantage and benefit to execute this Guaranty.

    NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor agrees as follows:

    1. GUARANTY OF PAYMENT AND PERFORMANCE. The Guarantor hereby guarantees to the Lenders and Agent the full and punctual payment when due (whether at maturity, by acceleration or otherwise) and the performance of all liabilities, agreements and other obligations of Principal Debtor to the Lenders and/or Agent, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter arising or acquired (whether by way of discount, letter of credit, lease, loan, overdraft or otherwise), (collectively, the "Obligations"). This Unlimited Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Lenders and/or Agent first attempt to collect any of the Obligations from Principal Debtor or resort to any security or other means of obtaining their payment. Should Principal Debtor default in the payment or performance of any of the Obligations, or in the event that Principal Debtor, any of the Guarantors or any one or more of any other guarantors of any of the Obligations shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of its or any of its or their property, (b) admit in writing its or their inability to pay or fail generally to pay its or their debts as they mature, (c) make a general assignment for the benefit of
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creditors, (d) be adjudicated a bankrupt or (e) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or liquidation statute, or an answer admitting the material allegations of a petition filed against it or any of them in a proceeding under any such law (collectively, a "Bankruptcy Event"), the obligations of the Guarantor hereunder shall become immediately due and payable to the Agent and/or the Lenders, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by Agent and/or the Lenders on any number of occasions.

    2. GUARANTOR AGREEMENT TO PAY. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Agent, for the benefit of the Lenders, on demand, all costs and expenses (including court costs and reasonable legal fees and expenses) incurred or expended by the Lenders and/or Agent in connection with the Obligations, this Unlimited Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Unlimited Guaranty from the time such amounts become due until payment, at the rate per annum equal to Effective Prime plus two percent (2%), provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

    3. UNLIMITED GUARANTY. The liability of the Guarantor hereunder shall be unlimited.

    4. WAIVERS BY GUARANTOR; AGENT'S AND/OR LENDERS' FREEDOM TO ACT. The Guarantor agrees that the Obligations shall be paid and performed strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders and/or Agent with respect thereto. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Principal Debtor, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by the following: (a) the failure of the Lenders and/or Agent to assert any claim or demand or to enforce any right or remedy against Principal Debtor; (b) any extensions or renewals of any Obligation; (c) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation; (d) the substitution or release of any entity primarily or secondarily liable for any Obligation; (e) the adequacy of any rights the Lenders and/or Agent may have against any collateral or other means of obtaining repayment of the Obligations; (f) the impairment of any collateral securing the Obligations, including without limitation the failure to perfect or preserve any rights the Lenders and/or Agent might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (g) any other act or omission which might in any manner or to any extent

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vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor.

    5. UNENFORCEABILITY OF OBLIGATIONS, GAINS TO PRINCIPAL DEBTOR. If for any reason Principal Debtor has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Principal Debtor by operation of law or for any other reason, this Unlimited Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of the Obligations is stayed upon the occurrence of a Bankruptcy Event, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement, document or instrument evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

    6. SUBROGATION AND SUBORDINATION. Until the payment and performance in full of all Obligations and any and all obligations of Principal Debtor to any affiliate of the Lenders and/or Agent (and the expiration of any applicable preference periods under the Federal Bankruptcy Code without there having occurred any reorganization of Principal Debtor in connection with a Bankruptcy Event), the Guarantor shall not exercise any rights against Principal Debtor arising as a result of payment by the Guarantor hereunder, by way of subrogation or otherwise, and shall not prove any claim in competition with the Agent and/or the Lenders or their respective affiliates in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; the Guarantor shall not claim any set-off or counterclaim against Principal Debtor in respect of any liability of the Guarantor to Principal Debtor; and the Guarantor waives any benefit of and any right to participate in any collateral which may be held by the Lenders, Agent and/or any affiliate thereof. The payment of any amounts due with respect to any indebtedness of Principal Debtor now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Obligations and may be payable only in accordance with the Loan Agreement. The Guarantor agrees that after the occurrence of any default, including without limitation an Event of Default or a Guaranty Event of Default (as such term is defined in Section 11 below), in the payment or performance of the Obligations, the Guarantor shall not demand, sue for or otherwise attempt to collect any such indebtedness of Principal Debtor to the Guarantor until the Obligations shall have been paid in full.
If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for Agent, and be paid over to Agent for the benefit of the Lenders, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Unlimited Guaranty. In the event the Guarantor is or becomes an "insider" (as defined from time to time in Section 101 of the Federal Bankruptcy Code) with respect to Principal Debtor, any and all rights of the Guarantor (a) of reimbursement, indemnification, and exoneration against Principal Debtor, (b) of contribution against Principal Debtor (if the Unlimited Guaranty is secured) and/or any other guarantor and (c) of subrogation to the rights of the Lenders and/or Agent or any similar rights under any of the Financing Documents, whether such rights arise under an express or implied contract or operation of law, are hereby expressly waived, it being the intention of the parties hereto that the Guarantor shall not be deemed a "creditor" (as defined in Section 101 of

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the Federal Bankruptcy Code) of Principal Debtor by reason of the existence of this Unlimited Guaranty, this waiver being given to induce the Agent and the Lenders to enter into the Loan
Agreement.

    7. SECURITY; SET-OFF. The Guarantor grants to Agent, for the benefit of the Lenders, as security for the full and punctual payment and performance of the Guarantor's obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to the Guarantor now or hereafter held by Agent and in all deposits, general or special time or demand, provisional or final and other sums credited by or due from the Lenders and/or Agent to the Guarantor, regardless of the adequacy of any collateral or their means of obtaining repayment of the Obligations. Agent, for the benefit of the Lenders, is hereby authorized at any time and from time to time after an Event of Default or a Guaranty Event of Default has occurred and is continuing, without notice to the Guarantor (any such notice being expressly waived by the Guarantor and to the fullest extent permitted by law), to set off and apply such deposits and other sums against the obligations of the Guarantor under this Unlimited Guaranty whether or not Agent has made any demand under this Unlimited Guaranty and although such obligations may be contingent or unmatured.

    8. FINANCIAL RECORDS - INSPECTION. The Guarantor shall (a) maintain or cause to be maintained full, complete, accurate and adequate records and books of account; (b) permit Agent and its duly authorized agents, attorneys and accountants to inspect, examine and copy its records and books of account at all reasonable times and, prior to the occurrence of an Event of Default, prior notice; (c) provide to Agent within ninety (90) days after each calendar or fiscal year end, as the case may be, the Guarantor's financial statements certified by a firm of independent certified public accountants selected by the Guarantor and reasonably acceptable to Agent to be true and correct, in such form and detail as may be reasonably requested by Agent; and (d) promptly deliver to Agent such other information with respect to the financial statements of the Guarantor as Agent may from time to time reasonably require.

    9. FURTHER ASSURANCES. The Guarantor agrees that it shall, from time to time at the request of Agent, provide to Agent a true, accurate and current financial statement in a form reasonably requested by Agent, and shall provide such other information relating to the business and affairs of the Guarantor as Agent may reasonably request. The Guarantor covenants and agrees with Agent that during such time as this Unlimited Guaranty is in effect, the Guarantor shall not make or permit any substantial diminution in its net worth and shall not sell, mortgage or pledge any material portion of its real or personal property (except transfers to Principal Debtor, mortgages and pledges to Agent as security for this Unlimited Guaranty, except for sales and mortgages which are not fraudulent conveyances under applicable state law and except for sales and mortgages in the ordinary course of Guarantor's business) without having first obtained Agent's written consent therefor. In the event of any breach of said covenants and agreements, all Obligations, regardless of their terms, shall at Agent's election be deemed for the purposes of this Unlimited Guaranty to have become matured, and, at Agent's election, the Guarantor shall promptly pay to Agent, for the benefit of the Lenders, the entire amount of the Obligations, and Agent may take any action deemed necessary or advisable to enforce this Unlimited Guaranty. The Guarantor also agrees, upon demand after any change in the condition of affairs (financial or otherwise) of the Guarantor

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

deemed by Agent to be adverse and material, to secure the payment and performance of its obligations hereunder by delivering, assigning or transferring to Agent or granting Agent a security interest in additional collateral of a value and character satisfactory to Agent, and authorizes Agent to file any financing statement deemed by Agent to be necessary or desirable to perfect any security interest granted by the Guarantor to Agent, and as agent for the Guarantor, to sign the name of the Guarantor thereto. The Guarantor also agrees to do all such things and execute all such documents, including financing statements, as Agent may consider necessary or desirable to give full effect to this Unlimited Guaranty and to perfect and preserve the rights and powers of Agent hereunder.

    10. TERMINATION. This Unlimited Guaranty shall remain in full force and effect until the repayment and performance in full of all of the Obligations (and the expiration of any applicable preference periods under the Federal Bankruptcy Code without there having occurred any Bankruptcy Event) and the expiration or termination of any obligations of the Lenders and/or the Agent to advance funds to Principal Debtor.

    11. DEFAULTS. The occurrence of any one or more of the following events shall constitute a "Guaranty Event of Default" under the provisions of this Unlimited Guaranty (individually, a "Guaranty Event of Default" and collectively, the "Guaranty Events of Default"):

         (a) The failure of the Guarantor to pay any of the Obligations as and when due and payable in accordance with the provisions of this Unlimited Guaranty.

         (b) Any representation or warranty made in this Unlimited Guaranty or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for the Guarantor), financial statement or other document furnished in connection with this Unlimited Guaranty, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect.

         (c) The failure of the Guarantor to perform, observe or comply with any covenant, condition or agreement contained in this Unlimited Guaranty, which default shall remain unremedied for thirty 30) days after written notice thereof to the Guarantor by Agent.

         (d)  A default shall occur under any of the other
Financing Documents and such default is not cured within any applicable grace period provided therein.

         (e)  The Guarantor shall cause or suffer a Bankruptcy
Event to occur to the Guarantor.

         (f) The Guarantor shall fail to cause the dismissal or discharge of any Bankruptcy event brought against the Guarantor within forty five (45) days of the origination of such Bankruptcy
Event.

         (g) Unless adequately insured in the opinion of Agent, the entry of a final judgment for the payment of money involving more than $100,000 against the Guarantor, and the failure by the

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Guarantor to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

         (h) If Agent in its sole discretion determines in good faith that a material adverse change has occurred in the financial condition of the Guarantor.

         (i) The dissolution, liquidation or termination of existence of the Guarantor, or the sale of assets of the Guarantor out of the ordinary course of its business.

         (j) If the Guarantor transfers any of the Guarantor's material assets, and/or a material portion of its assets, without Agent's prior written consent.

         (k) Any execution or attachment shall be levied against any collateral for this Unlimited Guaranty, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

    12. NET WORTH REQUIREMENT. Notwithstanding any provision contained in this Unlimited Guaranty or any security agreement, mortgage or other agreement securing this Unlimited Guaranty (collectively, the "Guaranty Documents") to the contrary, in the event of any Bankruptcy Event involving either the Guarantor or Principal Debtor or in the event of any challenge to the full enforceability of all or any of the Guaranty Documents or the Financing Documents by any creditor of the Guarantor or Principal Debtor, respectively, or a trustee, receiver or debtor-in-possession of, for or in respect of the Guarantor or Principal Debtor, respectively, the liability of the Guarantor under the Guaranty Documents shall be limited to the lesser of the following amounts minus, in either case, One Dollar ($1):

         (a) the lowest amount which would render Guarantor's undertakings under the Guaranty Documents a fraudulent conveyance under the laws of The Commonwealth of Massachusetts or other similar or analogous law or statute of the state having jurisdiction over the subject matter; or

         (b) the lowest amount which would render Guarantor's undertakings under the Guaranty Documents a fraudulent transfer under Section 548 of the Bankruptcy Code of 1978, as amended.

    This provision shall control every other provision of the Guaranty Documents except, however, this provision shall not be construed to prohibit a valuation of the assets securing this Unlimited Guaranty for an amount exceeding (i) or (ii) above, minus One Dollar ($1), at a date subsequent to the date hereof, with the amount of this Unlimited Guaranty under such circumstances to increase with the value of such assets. In no event shall this Section 12 be construed to increase Guarantor's liability beyond the liability set forth in Sections 1 and 2 hereof.

    13. SUCCESSORS AND ASSIGNS. This Unlimited Guaranty shall be binding upon the Guarantor, its successors and assigns, and

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

shall inure to the benefit of and be enforceable by Agent, its successors, transferees and assigns. Without limiting the generality of the foregoing sentence, the Lenders and/or Agent or any of them may assign or otherwise transfer any agreement or any note held by them evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to selling party herein.

    14. NEGATIVE COVENANTS OF THE GUARANTOR. Except where any of the following could have a Material Adverse Effect or except as otherwise permitted under the Loan Agreement, the Guarantor shall not (i) amend its articles of organization or by-laws or change its officers or directors, (ii) issue any additional capital stock or other securities of the Guarantor or grant warrants, options or rights to purchase or acquire any capital stock of other securities of the Guarantor or change in any manner the equity ownership of the Guarantor, or (iii) merge or consolidate with any other corporation or acquire all or substantially all of the stock, business or assets of any other Person of sell, assign or transfer substantially all of the Guarantor's assets to any Person, or enter into any agreement to take any of the actions described in clauses (i) through (iii) above. The Guarantor shall not create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens (i) reflected as Permitted Encumbrances as of the date hereof, (ii) for the security interests granted or to be granted to Agent under the Loan Agreement dated December 26, 1997, (iii) for liens for current taxes not yet delinquent, (iv) imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (v) in respect of pledges for deposits under workers' compensation laws or similar legislation or (vi) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Guarantor has good and marketable title to its property and assets free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Guarantor is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(vi) above.

    15. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Unlimited Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by Agent. No failure on the part of Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

    16. NOTICES. Any notice or other communication required or permitted hereunder will be in writing and will be given (i) by delivery in person, (ii) by certified mail, return receipt requested, (iii) by commercial overnight courier, or (iv) by facsimile transmission (telecopy) (with telephone confirmation of receipt), as follows:

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    (a) If to the Agent and a Lender, to -

         Fleet National Bank
         One Federal Street
         Boston, Massachusetts 02110
         Attn: Thomas W. Davies, Senior Vice President
         Telecopy: (617) 346-1633

         with a copy to -

         Hinckley, Allen & Snyder
         28 State Street
         Boston, Massachusetts 02109-1775
         Attn: Malcolm Farmer III, Esq.
         Telecopy: (617) 345-9020

         (b)  If to the Guarantor, to -

         Wells Electronics, Inc.
         52940 Olive Road
         South Bend, Indiana 46628
         Attn: Richard J. Mullin, President
         Telecopy:

         with a copy to -

         Hill & Barlow
         One International Place
         Boston, Massachusetts 02110-2607
         Attn: Dennis W. Townley, Esq.
         Telecopy: (617) 428-3500

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the fifth day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first Business Day following delivery to a commercial overnight courier, or (iv) on the day of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

    17. GOVERNING LAW; CONSENT TO JURISDICTION. This Unlimited Guaranty is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts. The Guarantor agrees that any suit for the enforcement of this Unlimited Guaranty may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified in Section 16 hereof. The Guarantor hereby waives any

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objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court. EACH OF AGENT AND THE GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, AGENT AND THE GUARANTOR EACH HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. AGENT AND THE GUARANTOR EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

    18. MISCELLANEOUS. This Unlimited Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Unlimited Guaranty shall be in addition to any other guaranty of the Obligations. The invalidity or unenforceability of any one or more sections of this Unlimited Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Unlimited Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

               [SIGNATURES APPEAR ON NEXT PAGE]

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    IN WITNESS WHEREOF, the Guarantor has caused this Unlimited
Guaranty to be executed and delivered as of the date appearing on page one.


                                 WELLS ELECTRONICS, INC.


                                 By: /s/ Mary L. Mandarino
                                    -------------------------
                                    Mary L. Mandarino
                                    Treasurer